Exhibit 10(aj)


                         CRESTAR FINANCIAL CORPORATION

                           BOARD OF DIRECTORS MEETING
                           FRIDAY, DECEMBER 20, 1996


RESOLUTIONS AMENDING THE SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN AND THE 1993 STOCK INCENTIVE PLAN:

         RESOLVED, that the Board of Directors of Crestar Financial Corporation hereby amends Section 4.01 of the Crestar Financial Corporation Supplemental Executive Retirement Plan such that the benefit payable to the surviving spouse of a participant who dies before attaining age 55 shall be the greater of (i) the benefit payable under the current SERP formula or (ii) the benefit that would be payable under the SERP benefit formula taking into account the participant's base salary as in effect on the date of death and his prior year's bonus (if the participant completed less than six months' service in the year of death) or his current bonus (if the participant completed at least six months' service in the year of death).

         FURTHER RESOLVED, that the Board of Directors of Crestar Financial Corporation hereby amends Section 7.03 of the Crestar Financial Corporation 1993 Stock Incentive Plan in the manner set forth on the attached Exhibit I.

         FINALLY RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to take such actions and to execute such documents as they may deem necessary or appropriate to implement the foregoing resolutions, all without the necessity of further action by this Board.

                                                                     EXHIBIT I


7.03. Transferability. (a) Except as provided in Section 7.03(b), each Option and SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in
Section 7.03(b), during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

         (b) Section 7.03(a) to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option and an SAR that is not related to an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this Section 7.03(b) shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any transfer of an Option or SAR (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.